Exhibit 10.1

INTEGRATED ELECTRICAL SERVICES, INC.

September 22, 2013

[Employee]

Re:	Grant of Phantom Stock Units

I am pleased to inform you that as of September 22, 2013 (the “Grant Date”) Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), has made a grant to you of phantom stock units (“PSUs”) with respect to the Company’s stock under the Company’s 2006 Equity Incentive Plan, as amended and restated (the “Plan”).

Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan. The terms of the grant are as follows:

1.	Grant/Performance Matters/Vesting.

(a)	Number of PSUs Granted. You are hereby granted PSUs under the Plan.

(b)	Vesting of Award. Except as provided in Paragraph 2 below, the vesting of your Award is dependent upon your continuous employment with the Company until September 25, 2013 (the “Vesting Date”).

2.	Events Occurring Prior to Vesting Date.

(a)	Termination due to Death or Disability. If you cease to be an employee of the Company as a result of your death or Disability, on or prior to the Vesting Date, all of the PSUs granted to you will become 100% vested upon such termination.

(b)	Termination by Employer other than for Cause. If, prior to the Vesting Date, your employment is terminated by the Company other than for Cause, or by you for Good Reason, as defined in (i) an employment agreement between you and the Company, if any, or (ii) a severance benefit plan in which you are a participant, if any, on the Vesting Date all of the PSUs granted to you will become 100% vested upon such termination.

(c)	Other Terminations. If, prior to the Vesting Date, you cease to be an employee of the Company for any reason other than as provided in paragraph (a) or (b) above, all PSUs granted to you shall be forfeited automatically upon such termination without payment.

(d)	Change in Control. Notwithstanding any other provision hereof, (i) if a Change in Control occurs on or prior to the Vesting Date, all PSUs granted to you shall become fully vested upon the occurrence of the Change in Control.

3.	Payment of Vested Awards. Subject to Section 4 below, as soon as reasonably practicable after the Vesting Date, you shall receive from the Company a number of vested Shares equal to the number of PSUs held by you on the Vesting Date. Notwithstanding the foregoing, with respect to PSUs or Shares of common stock that become vested pursuant to Section 2(a) or (c) prior to the Vesting Date, payment of such vested award shall be paid to you within 30 days of such earlier vesting event.

4.	Issuance of Shares of Common Stock.

(a)	Stock Certificates. The Company either shall cause to be issued a certificate or certificates for the Shares of common stock representing this award, registered in your name, or cause a book entry to be made with the Company’s transfer agent evidencing the Shares registered in your name.

(b)	Adjustment of Shares. In the event of a subdivision of the outstanding Shares, a declaration of an extraordinary dividend payable in a form other than Shares and in an amount that has a material effect on the Fair Market Value of the Shares, a combination or consolidation of the outstanding Shares into a less number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the terms of this award (including, without limitation, the number and kind of Shares subject to this award) shall be adjusted as set forth in Section 10 of the Plan. In the event that the Company is a party to a merger or consolidation, this award shall be subject to the agreement of merger or consolidation, as provided in Section 10 of the Plan.

5.	Tax Withholding. To the extent this award results in compensation income to you upon grant, vesting or any election by you under Section 83(b) of the Code, you must deliver to the Company at that time such amount of money as the Company may require to meet its tax withholding obligation under applicable laws or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. The Company, in its discretion, may withhold Shares (valued at their fair market value on the date of the withholding of such Shares) otherwise to be issued to you to satisfy its withholding obligations.

6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order”, and shall not be subject to execution, attachment, or similar process.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Employee.

8.	Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

9.	Employment Agreement. If you are party to a written employment agreement with the Company that provides you with additional rights with respect to PSUs or Common Stock granted under the Plan, this Agreement shall be deemed to incorporate such additional rights.

10.	Plan Controls. This grant is subject to the terms of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

11.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas, without regard to conflicts of laws principles thereof.

By signing below, you agree that this grant is under and governed by the terms and conditions of the Plan, including the terms and conditions set forth in this Agreement. Please execute both copies of this Agreement and return to the General Counsel. One fully-executed Agreement will be sent to you for your records.

Integrated Electrical Services, Inc.

By:
Name:
Title:

EMPLOYEE:

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